Exhibit 4.16

IRREVOCABLE WAIVER

Reference is made to certain shareholder support agreement dated                and                , respectively (the “Agreements”) by and among Prime Impact Acquisition I, a Cayman Islands exempted company (“SPAC”), Cheche Group Inc., a Cayman Islands exempted company (“Holdings”), Cheche Technology, Inc., a Cayman Islands exempted company (the “Company”) and certain shareholders of the Company (each a “Written Consent Party” and collectively, the “Written Consent Parties”). Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Agreements.

WHEREAS, pursuant to Section 2.1 (b) of the respective Agreements, each Written Consent Party agrees that from and after the Expiration Time until the earliest of (i) six months after the Acquisition Closing, (ii) the first date after the closing price of the Surviving Company Class A Ordinary Shares equals or is greater than $12.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Acquisition Closing, or (iii) the consummation of a Change of Control of the Surviving Company after the Acquisition Closing, such Written Consent Party shall not Transfer any Equity Securities of the Surviving Company issued at the Acquisition Merger Effective Time pursuant to the Acquisition Merger in respect of such Written Consent Party’s Written Consent Party Company Securities (the “Written Consent Party Surviving Company Securities”).

WHEREAS, SPAC, Holdings and the Company intent to release, on a pro rata basis, certain Written Consent Party Surviving Company Securities held by the Written Consent Parties from the lock-up and transfer restrictions set forth under Section 2.1 (b) of the respective Agreements.

WHEREAS, pursuant to Section 10.14 of the respective Agreements, a waiver of claim, power, right, privilege or remedy shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

NOW, THEREFORE, SPAC, Holdings and the Company hereby irrevocably and forever waive such number of Written Consent Party Surviving Company Securities set forth opposite the names of the Written Consent Parties in Appendix I hereto, from the lock-up and transfer restrictions under 2.1 (b) of the respective Agreements, and irrevocably and forever release them from such restrictions with respect to such number of securities so waived.

Except as set forth above, all of rights under the Agreements shall remain in full force and effect.

[Signature to Follow]

IN WITNESS WHEREOF, the undersigned have caused this waiver of covenant to be duly executed as of the date first above written.

SPAC

PRIME IMPACT ACQUISITION I

By:

Name:	Mark Long
Title:	Founder, Co-CEO, and CFO

COMPANY

CHECHE TECHNOLOGY INC.

By:

Name:	Lei Zhang
Title:	Director

HOLDINGS

CHECHE GROUP INC.

By:

Name:	Lei Zhang
Title:	Director

Appendix I